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CF Industries Holdings, Inc. Reports First Nine Months 2023 Net Earnings of $1.25 Billion, Adjusted EBITDA of $2.17 Billion
Low Nitrogen Channel Inventories Drive Strong North American Demand
Favorable Energy Spreads Underpin Solid Results

DEERFIELD, IL—November 1, 2023—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the first nine months and third quarter ended September 30, 2023.

Highlights
•First nine months 2023 net earnings of $1.25 billion(1), or $6.42 per diluted share, EBITDA(2) of $2.15 billion, and adjusted EBITDA(2) of $2.17 billion
•Third quarter 2023 net earnings of $164 million, or $0.85 per diluted share, EBITDA of $372 million, and adjusted EBITDA of $445 million
•Trailing twelve months net cash from operating activities of $2.86 billion and free cash flow(3) of $1.96 billion
•Agreement with POSCO Holdings, Inc., to evaluate a joint venture to construct a low-carbon clean ammonia plant at CF Industries’ Blue Point Complex in Ascension Parish, Louisiana, United States, along with long-term low-carbon clean ammonia offtake into South Korea
•Repurchased 1.9 million shares for $150 million during the third quarter of 2023

“The CF Industries team continues to execute well,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “Global nitrogen industry fundamentals remain favorable and forward energy curves suggest attractive margin opportunities for the foreseeable future. As a result, we expect to continue to drive strong cash generation, underpinning our ability to create long-term shareholder value through disciplined investments in growth opportunities and returning substantial capital to shareholders.”

Nitrogen Market Outlook

During the third quarter of 2023, robust global demand along with lower production due to global turnaround activity and continued challenging natural gas fundamentals in key regions, such as Europe and Trinidad, tightened the global nitrogen-supply demand balance, supporting an increase in global nitrogen prices late in the quarter. Management expects demand through the end of 2023 and into 2024 to remain strong, led by India and Brazil.

In the near-term, global supply and demand dynamics will be driven largely by these key regions:

•North America: Low channel inventories and favorable farm economics supported strong nitrogen demand in North America during the third quarter of 2023. Management believes that the North American inventory position at the end of the third quarter for all nitrogen products remained below average due to lower import levels and higher export volumes year-to-date.

•India: Urea demand in India is expected to remain stable, underpinned by robust agricultural production. Management expects that India will tender for urea frequently through the end of 2023 to replenish urea stocks following increased sales in recent months, lower imports year-to-date, and reported production outages at new facilities during the third quarter.

•Brazil: Demand for urea in Brazil is expected to be strong through its growing season supported by high planted corn acres and healthy farm incomes. Urea imports through year-end and into the first quarter of 2024 are expected to be strong in order to meet forecast demand as imports through September were 7% lower than the prior year.
•Europe: Approximately 25% of ammonia and 20% of urea capacity were reported in shutdown/curtailment in Europe as of late third quarter 2023. Management believes that production economics in Europe will remain challenging in the fourth quarter of 2023 and first quarter of 2024 due to higher forecast natural gas prices in the region. The Company continues to expect ammonia capacity production rates to be below normal in the region for the foreseeable future, with a corresponding higher-than-normal level of nitrogen imports to the region, with some facilities continuing to favor importing ammonia in order to manufacture upgraded products.
•China: Urea exports from China during the third quarter of 2023 were approximately 1.8 million metric tons due to a high level of participation in India’s August 2023 urea tender. Participation in future India urea tenders by Chinese producers is expected to be significantly lower as the Chinese government reinstated measures to limit urea exports following an increase in domestic urea prices.
•Russia: Exports of ammonia from Russia continue to remain lower compared to prior years due to geopolitical disruptions arising from Russia’s invasion of Ukraine and the resulting closure of the ammonia pipeline from Russia to the port of Odessa in Ukraine. Exports of other nitrogen products from Russia are at pre-war levels, with product pushed to countries willing to purchase Russian fertilizer, including Brazil and the United States.

Longer-term, management expects the global nitrogen supply-demand balance will remain positive, underpinned by resilient agriculture-led demand and forward energy curves that indicate a steep cost curve. Energy differentials between North American producers and marginal producers in Europe and Asia remain well above historical levels. Forward energy curves continue to suggest that these wider differentials will persist for an extended period. As a result, the Company believes the global nitrogen cost curve will remain supportive of significant margin opportunities for low-cost North American producers.

Operations Overview

The Company continues to operate safely and efficiently across its network. As of September 30, 2023, the 12-month rolling average recordable incident rate was 0.51 incidents per 200,000 work hours.

Gross ammonia production for the first nine months and third quarter of 2023 was approximately 7.0 million and 2.2 million tons, respectively. The Company expects that gross ammonia production for 2023 will be in a range of 9.0-9.5 million tons following the permanent closure of the ammonia plant at the Company’s Billingham Complex in the U.K.

Financial Results Overview

First Nine Months 2023 Financial Results

For the first nine months of 2023, net earnings attributable to common stockholders were $1.25 billion, or $6.42 per diluted share, EBITDA was $2.15 billion, and adjusted EBITDA was $2.17 billion. These results compare to first nine months of 2022 net earnings attributable to common stockholders of $2.49 billion, or $12.04 per diluted share, EBITDA of $4.30 billion, and adjusted EBITDA of $4.58 billion.

Net sales in the first nine months of 2023 were $5.06 billion compared to $8.58 billion in the first nine months of 2022. Average selling prices for 2023 were lower than 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates. Sales volumes in the first nine months of 2023 were higher compared to the first nine months of 2022 as higher urea ammonium nitrate (UAN) and ammonia sales volumes were partially offset by lower ammonium nitrate (AN) sales volumes.

Cost of sales for the first nine months of 2023 was lower compared to the first nine months of 2022 due primarily to lower realized natural gas costs.

The average cost of natural gas reflected in the Company’s cost of sales was $3.90 per MMBtu in the first nine months of 2023 compared to the average cost of natural gas in cost of sales of $7.28 per MMBtu in the first nine months of 2022.

Third Quarter 2023 Financial Results

For the third quarter of 2023, net earnings attributable to common stockholders were $164 million, or $0.85 per diluted share, EBITDA was $372 million, and adjusted EBITDA was $445 million. These results compare to third quarter of 2022 net earnings attributable to common stockholders of $438 million, or $2.18 per diluted share, EBITDA of $826 million, and adjusted EBITDA of $983 million.

Net sales in the third quarter of 2023 were $1.27 billion compared to $2.32 billion in 2022. Average selling prices for 2023 were lower than 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates. Sales volumes in the third quarter of 2023 were higher than 2022 as higher UAN and ammonia sales volumes were partially offset by lower granular urea sales volumes.

Cost of sales for the third quarter of 2023 was lower compared to 2022 due primarily to lower realized natural gas costs.

The average cost of natural gas reflected in the Company’s cost of sales was $2.54 per MMBtu in the third quarter of 2023 compared to the average cost of natural gas in cost of sales of $8.35 per MMBtu in the third quarter of 2022.

Capital Management

Capital Expenditures

Capital expenditures in the third quarter and first nine months of 2023 were $147 million and $311 million, respectively. Management projects capital expenditures for full year 2023 will be in the range of $450-$500 million.

Share Repurchase Programs

The Company repurchased 5.0 million shares for $355 million during the first nine months of 2023, which included the repurchase of 1.9 million shares for $150 million during the third quarter of 2023.

CHS Inc. Distribution

CHS Inc. (CHS) is entitled to semi-annual distributions resulting from its minority equity investment in CF Industries Nitrogen, LLC (CFN). The estimate of the partnership distribution earned by CHS, but not yet declared, for the third quarter of 2023 is approximately $66 million.

Strategic Initiatives

Agreement to Purchase Waggaman, Louisiana, Ammonia Production Complex

On March 20, 2023, CF Industries Holdings, Inc. announced that it had signed a definitive asset purchase agreement with Incitec Pivot, Ltd. (IPL) for its ammonia production complex located in Waggaman, Louisiana. Under the terms of the agreement, CF Industries will purchase the Waggaman ammonia plant and related assets for $1.675 billion, subject to adjustment. The companies will allocate $425 million of the purchase price to a long-term ammonia offtake agreement to IPL’s Dyno Nobel subsidiary. CF Industries expects to fund the remaining $1.25 billion of the purchase price, subject to adjustment, with cash on hand.

The transaction remains subject to the receipt of certain regulatory approvals and other customary closing conditions. Management expects the transaction to close on December 1, 2023.

Clean Energy Initiatives Updates

CF Industries continues to execute strategic initiatives focused on advancing its clean energy growth platform and achieving its decarbonization commitments. This includes producing ammonia with the corresponding carbon dioxide (CO2) byproduct removed through carbon capture and sequestration, producing ammonia using hydrogen generated through an electrolysis process, and other decarbonization initiatives.

•CF Industries-POSCO Evaluation of U.S.-based Low-Carbon Clean Ammonia Production and Long-Term Low-Carbon Clean Ammonia Offtake into South Korea: On September 14, 2023, CF Industries and POSCO Holdings Inc. (POSCO), South Korea’s largest steelmaker as well as a leader in energy trading and power generation, announced that the companies are evaluating a joint venture to construct a low-carbon clean ammonia plant at CF Industries’ Blue Point Complex in Ascension Parish, Louisiana, United States, along with long-term low-carbon clean ammonia offtake into South Korea. As part of their evaluation, CF Industries and POSCO will initiate a front-end engineering and design (FEED) study on autothermal reforming (ATR) ammonia production technology. Should the project move forward, POSCO expects to import low-carbon clean ammonia from the facility to South Korea to support decarbonization of POSCO's own and third-party coal-based power generation facilities. Additionally, POSCO intends to convert low-carbon clean ammonia into hydrogen in order to use low-carbon hydrogen in gas-based power plants and in the steel-making process itself.
•Memorandum of Understanding (MOU) with JERA Co., Inc.: On January 17, 2023, CF Industries announced that it had signed an MOU with JERA Co., Inc., regarding the supply of up to 500,000 metric tons per year of clean ammonia beginning in 2027. The companies are evaluating a range of potential supply options, including an equity investment alongside CF Industries to develop a clean ammonia facility in Louisiana and a supplementary long-term offtake agreement.
•Proposed Joint Venture with Mitsui & Co., Ltd. at CF Industries’ Blue Point Complex: CF Industries and Mitsui & Co., Ltd. (Mitsui) continue to progress the FEED study, which is being conducted with thyssenkrupp UHDE, for their proposed joint venture to construct an export-oriented blue ammonia facility in Louisiana. CF Industries and Mitsui expect to complete the FEED study in the fourth quarter of 2023, with a final investment decision (FID) on the proposed facility to follow. Construction and commissioning of a new world-scale ammonia plant typically takes approximately 4 years from FID.
•MOU with LOTTE CHEMICAL Corporation: On February 27, 2023, CF Industries announced that it had entered into an MOU with LOTTE CHEMICAL Corporation to assess the joint development of and investment in a greenfield clean ammonia production facility in the U.S. and quantify expected clean ammonia demand in South Korea.
•Donaldsonville Complex Carbon Capture and Sequestration Project: Engineering activities for the construction of a dehydration and compression unit at the Donaldsonville Complex continue to advance, all major equipment for the facility has been procured, and fabrication of the CO2 compressors is proceeding. Once in service, the dehydration and compression unit will enable up to 2 million tons of captured process CO2 to be transported and stored by ExxonMobil. Start-up for the project is scheduled for 2025, at which point CF Industries will be able to produce significant volumes of low-carbon ammonia.
•Donaldsonville Complex Green Ammonia Project: The Donaldsonville green ammonia project, which involves installing an electrolysis system at the Donaldsonville Complex to generate hydrogen from water that will then be supplied to existing ammonia plants to produce ammonia, continues to progress. Fabrication and delivery of most major equipment is complete and installation of the new electrolyzer unit is in progress. Once complete, the project will enable the Company to produce approximately 20,000 tons of green ammonia per year that will have no CO2 emissions from the production of hydrogen.
___________________________________________________
(1)Certain items recognized during the first nine months and third quarter of 2023 impacted our financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Consolidated Results

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,273	$2,321	$5,060	$8,578
Cost of sales	896	1,405	3,016	3,973
Gross margin	$377	$916	$2,044	$4,605
Gross margin percentage	29.6%	39.5%	40.4%	53.7%

Net earnings attributable to common stockholders	$164	$438	$1,251	$2,486
Net earnings per diluted share	$0.85	$2.18	$6.42	$12.04

EBITDA(1)	$372	$826	$2,151	$4,296
Adjusted EBITDA(1)	$445	$983	$2,168	$4,584

Tons of product sold (000s)	4,745	4,408	14,218	13,867

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.53	$8.50	$3.43	$7.36
Realized derivatives loss (gain) in cost of sales(3)	0.01	(0.15)	0.47	(0.08)
Cost of natural gas used for production in cost of sales	$2.54	$8.35	$3.90	$7.28
Average daily market price of natural gas Henry Hub (Louisiana)	$2.58	$7.96	$2.46	$6.66

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$7	$11	$(65)	$(39)
Depreciation and amortization	$213	$221	$640	$652
Capital expenditures	$147	$190	$311	$319

Production volume by product tons (000s):
Ammonia(4)	2,238	2,283	6,971	7,366
Granular urea	1,081	1,187	3,414	3,418
UAN (32%)	1,749	1,381	5,012	4,879
AN	416	358	1,104	1,162
_______________________________________________________________________________
(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(3)Includes realized gains and losses on natural gas derivatives settled during the period.
(4)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$235	$531	$1,184	$2,286
Cost of sales	214	353	797	1,075
Gross margin	$21	$178	$387	$1,211
Gross margin percentage	8.9%	33.5%	32.7%	53.0%

Sales volume by product tons (000s)	764	643	2,469	2,405
Sales volume by nutrient tons (000s)(1)	627	528	2,025	1,973

Average selling price per product ton	$308	$826	$480	$951
Average selling price per nutrient ton(1)	375	1,006	585	1,159

Adjusted gross margin(2):
Gross margin	$21	$178	$387	$1,211
Depreciation and amortization	39	35	117	119
Unrealized net mark-to-market loss (gain) on natural gas derivatives	2	4	(19)	(6)
Adjusted gross margin	$62	$217	$485	$1,324
Adjusted gross margin as a percent of net sales	26.4%	40.9%	41.0%	57.9%

Gross margin per product ton	$27	$277	$157	$504
Gross margin per nutrient ton(1)	33	337	191	614
Adjusted gross margin per product ton	81	337	196	551
Adjusted gross margin per nutrient ton(1)	99	411	240	671
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of the first nine months of 2023 to the first nine months of 2022:

•Ammonia sales volume for 2023 increased compared to 2022 due to greater supply availability from higher starting inventory.
•Ammonia average selling prices decreased for 2023 compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates.
•Ammonia adjusted gross margin per ton decreased for 2023 compared to 2022 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$360	$689	$1,431	$2,287
Cost of sales	226	394	775	1,024
Gross margin	$134	$295	$656	$1,263
Gross margin percentage	37.2%	42.8%	45.8%	55.2%

Sales volume by product tons (000s)	1,062	1,262	3,532	3,539
Sales volume by nutrient tons (000s)(1)	488	580	1,625	1,628

Average selling price per product ton	$339	$546	$405	$646
Average selling price per nutrient ton(1)	738	1,188	881	1,405

Adjusted gross margin(2):
Gross margin	$134	$295	$656	$1,263
Depreciation and amortization	66	79	216	213
Unrealized net mark-to-market loss (gain) on natural gas derivatives	2	4	(18)	(4)
Adjusted gross margin	$202	$378	$854	$1,472
Adjusted gross margin as a percent of net sales	56.1%	54.9%	59.7%	64.4%

Gross margin per product ton	$126	$234	$186	$357
Gross margin per nutrient ton(1)	275	509	404	776
Adjusted gross margin per product ton	190	300	242	416
Adjusted gross margin per nutrient ton(1)	414	652	526	904
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of the first nine months of 2023 to the first nine months of 2022:

•Granular urea sales volumes for 2023 approximated 2022 sales volumes.
•Urea average selling prices decreased for 2023 compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates and new urea capacity came online.
•Granular urea adjusted gross margin per ton decreased for 2023 compared to 2022 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$435	$736	$1,650	$2,727
Cost of sales	302	414	937	1,102
Gross margin	$133	$322	$713	$1,625
Gross margin percentage	30.6%	43.8%	43.2%	59.6%

Sales volume by product tons (000s)	1,954	1,644	5,425	5,098
Sales volume by nutrient tons (000s)(1)	616	519	1,710	1,610

Average selling price per product ton	$223	$448	$304	$535
Average selling price per nutrient ton(1)	706	1,418	965	1,694

Adjusted gross margin(2):
Gross margin	$133	$322	$713	$1,625
Depreciation and amortization	78	73	214	208
Unrealized net mark-to-market loss (gain) on natural gas derivatives	3	4	(18)	(4)
Adjusted gross margin	$214	$399	$909	$1,829
Adjusted gross margin as a percent of net sales	49.2%	54.2%	55.1%	67.1%

Gross margin per product ton	$68	$196	$131	$319
Gross margin per nutrient ton(1)	216	620	417	1,009
Adjusted gross margin per product ton	110	243	168	359
Adjusted gross margin per nutrient ton(1)	347	769	532	1,136
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of the first nine months of 2023 to the first nine months of 2022:

•UAN sales volumes for 2023 increased compared to 2022 sales volumes due to higher supply availability from higher production.
•UAN average selling prices decreased for 2023 compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates.
•UAN adjusted gross margin per ton decreased for 2023 compared to 2022 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$114	$180	$377	$656
Cost of sales	79	136	264	458
Gross margin	$35	$44	$113	$198
Gross margin percentage	30.7%	24.4%	30.0%	30.2%

Sales volume by product tons (000s)	414	363	1,157	1,227
Sales volume by nutrient tons (000s)(1)	141	124	396	419

Average selling price per product ton	$275	$496	$326	$535
Average selling price per nutrient ton(1)	809	1,452	952	1,566

Adjusted gross margin(2):
Gross margin	$35	$44	$113	$198
Depreciation and amortization	13	14	36	48
Unrealized net mark-to-market gain on natural gas derivatives	—	(1)	(3)	(18)
Adjusted gross margin	$48	$57	$146	$228
Adjusted gross margin as a percent of net sales	42.1%	31.7%	38.7%	34.8%

Gross margin per product ton	$85	$121	$98	$161
Gross margin per nutrient ton(1)	248	355	285	473
Adjusted gross margin per product ton	116	157	126	186
Adjusted gross margin per nutrient ton(1)	340	460	369	544
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of the first nine months of 2023 to the first nine months of 2022:

•AN sales volume for 2023 decreased compared to 2022 due to lower supply availability from lower production.
•AN average selling prices for 2023 decreased compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates.
•AN adjusted gross margin per ton decreased for 2023 compared to 2022 due to lower average selling prices partially offset by the impact of using lower-cost imported ammonia for AN production in the U.K. and lower realized natural gas costs in North America.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor and nitric acid. The Company previously produced compound fertilizers (NPKs) only at its Ince manufacturing facility and closure of this facility has resulted in the discontinuation of this product line.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$129	$185	$418	$622
Cost of sales	75	108	243	314
Gross margin	$54	$77	$175	$308
Gross margin percentage	41.9%	41.6%	41.9%	49.5%

Sales volume by product tons (000s)	551	496	1,635	1,598
Sales volume by nutrient tons (000s)(1)	108	99	321	313

Average selling price per product ton	$234	$373	$256	$389
Average selling price per nutrient ton(1)	1,194	1,869	1,302	1,987

Adjusted gross margin(2):
Gross margin	$54	$77	$175	$308
Depreciation and amortization	15	17	48	53
Unrealized net mark-to-market gain on natural gas derivatives	—	—	(7)	(7)
Adjusted gross margin	$69	$94	$216	$354
Adjusted gross margin as a percent of net sales	53.5%	50.8%	51.7%	56.9%

Gross margin per product ton	$98	$155	$107	$193
Gross margin per nutrient ton(1)	500	778	545	984
Adjusted gross margin per product ton	125	190	132	222
Adjusted gross margin per nutrient ton(1)	639	949	673	1,131
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of the first nine months of 2023 to the first nine months of 2022:

•Other sales volume for 2023 increased compared to 2022 sales volumes due primarily to higher DEF sales volumes partially offset by lower urea liquor sales volumes.
•Other average selling prices for 2023 decreased compared to 2022 due to higher global supply availability as lower global energy costs led to increased global operating rates.
•Other adjusted gross margin per ton decreased for 2023 compared to 2022 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

Dividend Payment

On October 17, 2023, CF Industries’ Board of Directors declared a quarterly dividend of $0.40 per common share. The dividend will be paid on November 30, 2023 to stockholders of record as of November 15, 2023.

Conference Call

CF Industries will hold a conference call to discuss its nine month and third quarter 2023 results at 11:00 a.m. ET on Thursday, November 2, 2023. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about the financing, synergies and other benefits, and other aspects of the proposed transactions with Incitec Pivot Limited (“IPL”), strategic plans and management’s expectations with respect to the production of green and blue (low-carbon) ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the risk that regulatory approvals required for the proposed transactions with IPL are not obtained or that required approvals delay the transactions or cause the parties to abandon the transactions; the risk that other conditions to the closing of the proposed transactions with IPL are not satisfied; risks and uncertainties arising from the length of time necessary to consummate the proposed transactions with IPL and the possibility that the proposed transactions with IPL may be delayed or may not occur; the risk of obstacles to realization of the benefits of the proposed transactions with IPL; the risk that the synergies from the proposed transactions with IPL may not be fully realized or may take longer to realize than expected; the risk that the pendency or completion of the proposed transactions with IPL, including integration of the Waggaman ammonia production complex into the Company’s operations, disrupt current operations or harm relationships with customers, employees and suppliers; the risk that integration of the Waggaman ammonia production complex with the Company’s current operations will be more costly or difficult than expected or may otherwise be unsuccessful; diversion of management time and attention to issues relating to the proposed transactions with IPL; unanticipated costs or liabilities associated with the IPL transactions; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for our fertilizer products; the volatility of natural gas prices in North America and the United Kingdom; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and blue (low-carbon) ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and blue ammonia projects; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; and risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(in millions, except per share amounts)
Net sales	$1,273	$2,321	$5,060	$8,578
Cost of sales	896	1,405	3,016	3,973
Gross margin	377	916	2,044	4,605
Selling, general and administrative expenses	68	66	213	203
U.K. long-lived and intangible asset impairment	—	87	—	239
U.K. operations restructuring	5	8	7	18
Transaction costs	11	—	27	—
Other operating—net	13	25	(19)	33
Total other operating costs and expenses	97	186	228	493
Equity in (losses) earnings of operating affiliate	(36)	20	(12)	74
Operating earnings	244	750	1,804	4,186
Interest expense	39	46	115	369
Interest income	(45)	(12)	(115)	(56)
Loss on debt extinguishment	—	—	—	8
Other non-operating—net	(3)	23	(8)	24
Earnings before income taxes	253	693	1,812	3,841
Income tax provision	23	155	326	913
Net earnings	230	538	1,486	2,928
Less: Net earnings attributable to noncontrolling interest	66	100	235	442
Net earnings attributable to common stockholders	$164	$438	$1,251	$2,486

Net earnings per share attributable to common stockholders:
Basic	$0.85	$2.19	$6.44	$12.09
Diluted	$0.85	$2.18	$6.42	$12.04
Weighted-average common shares outstanding:
Basic	192.4	200.2	194.4	205.6
Diluted	192.9	200.9	194.9	206.5

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	September 30, 2023	December 31, 2022
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$3,254	$2,323
Accounts receivable—net	417	582
Inventories	318	474
Prepaid income taxes	147	215
Other current assets	54	79
Total current assets	4,190	3,673
Property, plant and equipment—net	6,156	6,437
Investment in affiliate	32	74
Goodwill	2,089	2,089
Operating lease right-of-use assets	277	254
Other assets	799	786
Total assets	$13,543	$13,313

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$497	$575
Income taxes payable	20	3
Customer advances	282	229
Current operating lease liabilities	101	93
Other current liabilities	26	95
Total current liabilities	926	995
Long-term debt	2,967	2,965
Deferred income taxes	882	958
Operating lease liabilities	179	167
Other liabilities	288	375
Equity:
Stockholders’ equity	5,723	5,051
Noncontrolling interest	2,578	2,802
Total equity	8,301	7,853
Total liabilities and equity	$13,543	$13,313

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(in millions)
Operating Activities:
Net earnings	$230	$538	$1,486	$2,928
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	213	221	640	652
Deferred income taxes	(20)	(7)	(73)	(7)
Stock-based compensation expense	10	10	29	32
Loss on debt extinguishment	—	—	—	8
Unrealized net loss (gain) on natural gas derivatives	7	11	(65)	(39)
Impairment of equity method investment in PLNL	43	—	43	—
U.K. long-lived and intangible asset impairment	—	87	—	239
Pension settlement loss	—	24	—	24
Gain on sale of emission credits	(3)	(3)	(39)	(6)
Loss on disposal of property, plant and equipment	3	1	4	1
Undistributed earnings of affiliate—net of taxes	(2)	(7)	(2)	(10)
Changes in:
Accounts receivable—net	(33)	(6)	165	(245)
Inventories	(10)	(32)	130	(131)
Accrued and prepaid income taxes	(109)	(180)	57	(168)
Accounts payable and accrued expenses	22	(112)	(116)	111
Customer advances	273	440	53	(188)
Other—net	(6)	5	(35)	69
Net cash provided by operating activities	618	990	2,277	3,270
Investing Activities:
Additions to property, plant and equipment	(147)	(190)	(311)	(319)
Proceeds from sale of property, plant and equipment	—	—	1	1
Distributions received from unconsolidated affiliate	—	—	—	4
Purchase of investments held in nonqualified employee benefit trust	—	—	—	(1)
Proceeds from sale of investments held in nonqualified employee benefit trust	—	—	—	1
Purchase of emission credits	—	—	—	(9)
Proceeds from sale of emission credits	3	3	39	15
Net cash used in investing activities	(144)	(187)	(271)	(308)

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited) (continued)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(in millions)
Financing Activities:
Payments of long-term borrowings	—	—	—	(507)
Financing fees	—	—	—	(4)
Dividends paid	(77)	(80)	(235)	(227)
Distributions to noncontrolling interest	(204)	(372)	(459)	(619)
Purchases of treasury stock	(150)	(519)	(355)	(1,096)
Proceeds from issuances of common stock under employee stock plans	—	5	1	106
Cash paid for shares withheld for taxes	—	—	(22)	(23)
Net cash used in financing activities	(431)	(966)	(1,070)	(2,370)
Effect of exchange rate changes on cash and cash equivalents	(8)	(15)	(5)	(28)
Increase (decrease) in cash and cash equivalents	35	(178)	931	564
Cash and cash equivalents at beginning of period	3,219	2,370	2,323	1,628
Cash and cash equivalents at end of period	$3,254	$2,192	$3,254	$2,192

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended September 30,
	2023	2022
	(in millions)
Net cash provided by operating activities(1)	$2,862	$4,750
Capital expenditures	(445)	(451)
Distributions to noncontrolling interest	(459)	(619)
Free cash flow(1)	$1,958	$3,680
_______________________________________________________________________________
(1)For the twelve months ended September 30, 2023 and 2022, net cash provided by operating activities and free cash flow includes the impact of $344 million and $147 million, respectively, in tax and interest payments made to Canadian tax authorities in relation to an arbitration decision covering tax years 2006 through 2011 and transfer pricing positions between Canada and the United States for open years 2012 and after. The Company has filed amended tax returns in the U.S. seeking refunds of related taxes paid.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(in millions)
Net earnings	$230	$538	$1,486	$2,928
Less: Net earnings attributable to noncontrolling interest	(66)	(100)	(235)	(442)
Net earnings attributable to common stockholders	164	438	1,251	2,486
Interest (income) expense—net	(6)	34	—	313
Income tax provision	23	155	326	913
Depreciation and amortization	213	221	640	652
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(21)	(21)	(63)	(65)
Loan fee amortization(1)	(1)	(1)	(3)	(3)
EBITDA	372	826	2,151	4,296
Unrealized net mark-to-market loss (gain) on natural gas derivatives	7	11	(65)	(39)
Loss on foreign currency transactions, including intercompany loans	7	27	5	38
U.K. long-lived and intangible asset impairment	—	87	—	239
U.K. operations restructuring	5	8	7	18
Transaction costs related to acquisition agreement	11	—	27	—
Impairment of equity method investment in PLNL	43	—	43	—
Pension settlement loss	—	24	—	24
Loss on debt extinguishment	—	—	—	8
Total adjustments	73	157	17	288
Adjusted EBITDA	$445	$983	$2,168	$4,584

Net sales	$1,273	$2,321	$5,060	$8,578
Tons of product sold (000s)	4,745	4,408	14,218	13,867

Net earnings attributable to common stockholders per ton	$34.56	$99.36	$87.99	$179.27
EBITDA per ton	$78.40	$187.39	$151.29	$309.80
Adjusted EBITDA per ton	$93.78	$223.00	$152.48	$330.57
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY
During the three and nine months ended September 30, 2023 and 2022, certain items impacted our financial results. The following table outlines these items that affected the comparability of our financial results during these periods. During the three months ended September 30, 2023 and 2022, we reported net earnings attributable to common stockholders of $164 million and $438 million, respectively. During the nine months ended September 30, 2023 and 2022, we reported net earnings attributable to common stockholders of $1.25 billion and $2.49 billion, respectively.

	Three months ended September 30,				Nine months ended September 30,
	2023		2022		2023		2022
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market loss (gain) on natural gas derivatives(1)	$7	$5	$11	$7	$(65)	$(50)	$(39)	$(31)
Loss on foreign currency transactions, including intercompany loans(2)	7	5	27	21	5	4	38	29
U.K. operations:
U.K. long-lived and intangible asset impairment	—	—	87	66	—	—	239	181
U.K. operations restructuring	5	4	8	6	7	5	18	13
Transaction costs related to acquisition agreement	11	9	—	—	27	21	—	—
Impairment of equity method investment in PLNL(3)	43	33	—	—	43	33	—	—
Pension settlement loss(4)	—	—	24	18	—	—	24	18
Canada Revenue Agency Competent Authority Matter and transfer pricing reserves:
Interest expense	—	—	6	6	—	—	234	232
Interest income	—	—	(3)	(2)	—	—	(41)	(31)
Income tax provision(5)	—	—	—	2	—	—	—	54
Loss on debt extinguishment	—	—	—	—	—	—	8	6
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.
(3)Included in equity in (losses) earnings of operating affiliate in our consolidated statements of operations.
(4)Included in other non-operating—net in our consolidated statements of operations.
(5)For the three months ended September 30, 2022, amount represents the combined impact of these tax matters of $3 million of income tax provision less $1 million of income tax provision on the related interest. For the nine months ended September 30, 2022, amount represents the combined impact of these tax matters of $62 million less a net $8 million of income tax provision on the related interest.